COLONIAL FLORIDA TAX-EXEMPT FUND
                             FUND YIELD CALCULATION
                           (CALENDAR MONTH-END METHOD)
                        30-DAY BASE PERIOD ENDED 1/31/98
                                                 6
                            FundYield=  [(a-b +1)   ]
                                       2[ ---     -1]
                                        [ cd    )   ]


                                           CLASS A       CLASS B       CLASS C
a = dividends and interest earned
    during the month ................      $130,151     $137,066         $416

b = expenses accrued during the month        20,620       42,940          105

c = average dividend shares
    outstanding during the month .....    4,136,616    4,356,410       13,218

d = class maximum offering price per share
    on the last day of the month .....        $8.18        $7.79        $7.79


    YIELD.............................         3.92%        3.35%        3.66%
                                               -----        -----        -----
    YIELD  WITHOUT WAIVER.............         3.76%        3.19%        3.19%
                                               -----        -----        -----
    TAX-EQUIVALENT YIELD:.............         6.49%        5.55%        6.06%
                                               -----        -----        -----